Exhibit 99.1

Imperial appoints Senior Vice President, Upstream

•Cheryl Gomez-Smith to succeed Simon Younger effective May 1, 2024
•Simon Younger appointed Lead Country Manager and General Manager Australia Conventional, ExxonMobil Upstream

Calgary, AB – April 29, 2024 – Imperial (TSE: IMO, NYSE American: IMO) announced today the appointment of Cheryl Gomez-Smith as Senior Vice President, Upstream, effective May 1, 2024. Ms. Gomez-Smith, currently Director of Safety and Risk, ExxonMobil Global Operations and Sustainability, succeeds Simon Younger, who has been appointed Lead Country Manager and General Manager Australia Conventional, ExxonMobil Upstream.

“On behalf of Imperial, I would like to thank Simon Younger for his strong leadership and management over the past five years during his time as Senior Vice President, Upstream and previously as Vice President, Production,” said Brad Corson, Chairman, President and Chief Executive Officer. “During this period, Simon oversaw continued growth in Imperial’s upstream portfolio, with increased production and reliability at Kearl, the company’s oil sands mining operation and implementation of lower emission technology at Cold Lake.”

Mr. Younger, a native of Australia, holds a Bachelor of Engineering in Mechanical Engineering from the University of Tasmania, Australia. He began his career with Esso Australia, an ExxonMobil affiliate, in 1997 as a rotating equipment engineer supporting both offshore and onshore assets. Mr. Younger has held a variety of roles in Australia, the United States, Nigeria and Canada. In 2019, Mr. Younger moved to Calgary, Alberta to become Vice President, Production for Imperial and was appointed Imperial’s Senior Vice President, Upstream on June 1, 2020.

Ms. Gomez-Smith earned a Bachelor of Engineering in Mechanical Engineering from the University of Notre Dame in the United States, and an MBA from Tulane University of Louisiana. She began her career in 1990 as a facilities engineer in Midland, Texas and has held various technical and leadership roles of increasing responsibility in the United States, Qatar, Russia and Kazakhstan, where she served as Lead Country Manager. Ms. Gomez-Smith is currently the Director of Safety and Risk in ExxonMobil’s Global Operations and Sustainability organization in Houston, Texas, where she provides strategic leadership and oversight for ExxonMobil personnel and process safety.

“With her global experience, Cheryl brings a wealth of knowledge and expertise to her new role as Senior Vice President for our upstream organization as we continue our focus on strong operational performance, increasing production and reducing costs across our assets,” said Corson.

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Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

Forward-looking statements: Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements include references to the company’s focus on operational performance, increasing production and reducing costs; production and reliability at Kearl; and the emissions impact of technology at Cold Lake, and are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made.

Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; project plans, timing, costs, technical evaluations and capacities, and the company’s ability to effectively execute on these plans and operate its assets, including the Cold Lake Grand Rapids Phase 1 project; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, boiler flue gas technology at Kearl, and any changes in the scope, terms, or costs of such projects; that any required support from policymakers and other stakeholders for various new technologies will be provided; the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to scale on a commercially competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; performance of third-party service providers; commodity prices, foreign exchange rates and general market conditions; and applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, petroleum and petrochemical products and resulting demand, price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; political or regulatory events, including changes in law or government policy; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; project management and schedules and timely completion of projects; and other factors discussed in Item 1A Risk factors and Item 7 Management’s discussion and analysis in the company’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
imperialoil.ca ∙ youtube.com/ImperialOil ∙ twitter.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited